Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Extended Stay America, Inc. on Form S-8 of our report dated January 28, 2003, on our audits of the consolidated financial statements of Extended Stay America, Inc., which report and financial statements are incorporated by reference to the Company’s 2002 Annual Report on Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Spartanburg, South Carolina

July 31, 2003